EXHIBIT 99.1

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Alecia Pulman/Jake Malcynsky 203-682-8200 DFRGPR@icrinc.com
Del Frisco’s Restaurant Group, Inc. Reports First Quarter 2018 Results
Definitive Agreement to Acquire Barteca Restaurant Group for $325 Million in Cash
IRVING, Texas, May 7, 2018 - (GLOBE NEWSWIRE) - Del Frisco’s Restaurant Group, Inc. (NASDAQ: DFRG), the owner and operator of the Del Frisco’s Double Eagle Steakhouse, Del Frisco’s Grille, and Sullivan’s Steakhouse restaurant concepts, reported financial results today for the first quarter ended March 27, 2018.

In a separate press release issued this morning, we also announced a definitive agreement to acquire Barteca Restaurant Group for $325 million in cash. Barteca consists of two highly differentiated concepts, Barcelona Wine Bar and bartaco, with 31 restaurants operating across 10 states and Washington DC. Additional details regarding Barteca and the transaction are contained in the separate press release issued today.

Key highlights from the 13-week first quarter 2018 compared to the 12-week first quarter 2017 include:

•	Consolidated revenues increased 6.5% to $89.3 million from $83.9 million primarily due to the additional calendar week in 2018 compared to 2017.

•	Total comparable restaurant sales decreased 3.6%, consisting of a 9.3% decrease in customer counts, partially offset by a 5.7% increase in average check.

•
Comparable restaurant sales decreased 2.8% at Del Frisco’s Double Eagle Steakhouse, consisting of a 6.7% decrease in customer counts, partially offset by a 3.9% increase in average check. Sales were impacted by adverse weather conditions in the first quarter 2018 compared to the first quarter 2017, by rolling over the Presidential Inauguration in Washington DC, and the shift of the Super Bowl from Houston to Minneapolis, where we do not operate any restaurants. Excluding the weather and event rollover impacts, comparable restaurant sales would have been slightly positive.

•
Comparable restaurant sales decreased 1.4% at Del Frisco’s Grille, consisting of a 7.1% decrease in customer counts, partially offset by a 5.7% increase in average check. Excluding the weather and event rollover impacts, comparable restaurant sales would have been slightly positive.

•
Comparable restaurant sales decreased 10.3% at Sullivan’s Steakhouse, consisting of a 20.7% decrease in customer counts, partially offset by a 10.4% increase in average check. The decrease in comparable restaurant sales was partially due to eliminating lunch at selected Sullivan's restaurants, beginning during the second quarter of 2017.

•	Cost of sales, as a percentage of consolidated revenues, increased to 29.3% from 28.3%.

•	GAAP net income of $0.4 million, or $0.02 per diluted share, compared to GAAP net income of $3.3 million, or $0.14 per diluted share.

•	Adjusted net income* of $2.0 million, or $0.10 per diluted share, compared to Adjusted net income* of $4.6 million, or $0.20 per diluted share.

•	Restaurant-level EBITDA* decreased 5.8% to $16.9 million from $18.0 million.

*
Adjusted net income, Adjusted EPS, and Restaurant-level EBITDA are non-GAAP measures. For a reconciliation of Adjusted net income and Restaurant-level EBITDA to GAAP net income and Operating (loss)/income, respectively, and a discussion of why we consider them useful, see the reconciliation of non-GAAP measures accompanying this release.

Norman Abdallah, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "The first quarter was greatly hindered by severe winter weather in January and March affecting some of our highest volume locations in the Northeast along with one-off events in 2017 such as rolling over the Presidential Inauguration in Washington DC and the Super Bowl in Houston. These factors resulted in approximately $3 million in decreased revenues along with associated cost deleveraging that we estimate negatively impacted net income and adjusted net income by approximately $0.08 each per diluted share.”

Abdallah added, “Cost of sales rose due to menu enhancements and beef price inflation, although our labor line benefitted from the implementation of Hot Schedules which is enabling our restaurant managers to better schedule hours relative to expected volumes. Additionally, our results were affected by different timing of marketing cost spend compared to the prior year, which negatively impacted net income and adjusted net income by approximately $0.03 each per diluted share compared to the first quarter 2017. We expect this timing difference to reverse over the next three quarters and for our full year marketing to fall within our 2018 guidance ranges. Without the severe weather impact and event timing rollovers, and different timing of marketing costs, we would have posted net income of $0.13 per diluted share and adjusted net income of $0.21 per diluted share.”

Abdallah continued, “With the onset of spring and winter now firmly behind us, we are encouraged that sales trends have improved in all three Brands during the first five weeks of the second quarter on a sequential basis. We believe that this improving momentum, coupled with the timing of the marketing expenses that weighed down the first quarter, positions us within our 2018 guidance range for adjusted net income, exclusive of the impact of the potential divestiture of Sullivan’s and the proposed acquisition of Barteca.”

Abdallah continued, “While 2017 was a year of transition as we made significant investments, put Brand infrastructure in place, and implemented major menu enhancements and cost saving initiatives, 2018 is shaping up to be a year of growth, portfolio optimization, and value creation. We are accelerating development of our Double Eagle brand based upon expected cash on cash returns of 35%+ and we are opening two new Grille restaurants in the second half of 2018 based upon research from our targeted consumers, while also pursuing the divestiture of Sullivan’s and closing underperforming Grille locations. These decisions reflect our commitment to disciplined capital allocation and asset management that will enable us to focus our attention and resources on more promising opportunities, such as acquiring Barteca Restaurants.”

Abdallah concluded, “Barteca is highly-complementary to our own vision of celebrating life in restaurants through our multi-brand ‘best in class’ concept strategy, and will mitigate the risk of seasonality and economic downturns to our current restaurant portfolio. Barcelona Wine Bar and bartaco have attractive growth stories with strong and consistent sales trends, compelling unit economics, and exciting development expansion potential, and we believe these brands will also provide us with mutually beneficial value creation opportunities.”

Review of First Quarter 2018 Operating Results
Consolidated revenues increased $5.4 million, or 6.5%, to $89.3 million in the 13-week first quarter of 2018 from $83.9 million in the 12-week first quarter of 2017. The increase reflects 52 additional operating weeks to a total of 680, primarily due to the additional calendar week in 2018 compared to 2017 as a result of our change in fiscal quarter calendar, which provided an additional $6.6 million in revenues, and strong performances from our more recent Del Frisco’s Double Eagle Steakhouse and Del Frisco’s Grille restaurant openings in Plano, TX, New York City and Westwood, MA, respectively. This was partially offset by the closure of our Austin, TX Sullivan’s Steakhouse, the temporary closure of several restaurants in the Northeast due to three severe winter storms during the first quarter, and lapping two “one-time” events from the prior-year quarter. Comparable restaurant sales decreased 3.6%, comprised of a 9.3% decrease in customer counts, partially offset by a 5.7% increase in average check.

General and administrative costs increased to $8.3 million in the first quarter of 2018 from $6.3 million in the first quarter of 2017. As a percentage of consolidated revenues, general and administrative costs increased to 9.3% from 7.5%. This increase was due to an additional calendar week in the first quarter of 2018, $0.2 million of one-time legal costs, and investments in the restaurant support center and regional management to support recent and anticipated growth.

GAAP net income was $0.4 million, or $0.02 per diluted share, in the first quarter of 2018 compared to GAAP net income of $3.3 million, or $0.14 per diluted share, in the first quarter of 2017.

Adjusted net income* was $2.0 million, or $0.10 per diluted share, in the first quarter of 2018 compared to Adjusted net income* of $4.6 million, or $0.20 per diluted share, in the first quarter of 2017.

Restaurant level EBITDA* decreased $1.0 million, or 5.8%, to $16.9 million in the first quarter of 2018. $0.5 million of this decrease was due to rolling over a rent accounting adjustment related to the closure of Seattle Sullivan’s Steakhouse in the first quarter 2017. As a percentage of consolidated revenues, restaurant level EBITDA* decreased to 18.9% from 21.4

Strategic Alternatives Process for Sullivan’s Steakhouse
As part of our strategic alternatives process for Sullivan’s Steakhouse, we have received several bids from interested parties to purchase the concept and are in the process of negotiating terms. We anticipate having a signed agreement in place within the next 60-90 days, but can give no assurances this will be the case.

Outlook
The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to the statement below regarding Forward-Looking Statements and our recent filings with the SEC for a more detailed discussion of the risks that could impact our future operating results and financial condition.

Based upon current information, except as otherwise noted below, we are reiterating the following guidance for the 52-week fiscal year 2018, which ends on December 25, 2018. This guidance makes no assumptions regarding the potential sale of Sullivan’s Steakhouse and the proposed acquisition of Barteca Restaurant Group.

•	Total comparable restaurant sales growth of 0% to 2%.

•	Six (previously five) to seven restaurant openings consisting of up to four Del Frisco’s Double Eagle Steakhouses and up to three Del Frisco’s Grilles.

•	Four Del Frisco’s Grille and two Sullivan’s Steakhouse closures, including the Austin, TX Sullivan’s Steakhouse which has already closed.

•	Restaurant-level EBITDA* of 20.0% to 21.0% of consolidated revenues.

•	General and administrative costs of approximately $30 million to $33 million.

•	Reduction of effective tax rate guidance to 0% to 5% from 10% to 15%

•	Gross capital expenditures (before tenant allowances) of $55 million to $60 million.

•	Pre-opening costs of $7.5 million to $8.5 million.

•	Annual adjusted net income* per diluted share of $0.66 to $0.76.

Excluding significant year over year changes such as the reduced tax rate, the lower depreciation on impaired restaurants, and the increased pre-opening costs, the guidance midpoint represents a 15% annual growth in adjusted net income.

We have not reconciled guidance for annual Adjusted net income, Adjusted EPS, and Restaurant-level EBITDA to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period (i.e. impairments, restaurant closure costs and stock repurchases.) Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

We currently intend to revisit our annual outlook upon closing the potential sale of Sullivan’s Steakhouse and proposed acquisition of Barteca Restaurant Group.

Development
Del Frisco’s Double Eagle Steak House
We expect to open Del Frisco’s Double Eagle Steakhouses in Atlanta, GA and Boston, MA during the third quarter and in San Diego and Century City, CA during the fourth quarter. All sites are currently under construction.
We recently announced two lease signings for Pittsburgh, PA and Santa Clara, CA with projected openings in 2019.

Del Frisco’s Grille
We opened a Del Frisco’s Grille in Westwood, MA during the first quarter. We expect to open in Philadelphia, PA and Fort Lauderdale, FL during the fourth quarter. Both sites are currently under construction.

Conference Call
We will host a conference call to discuss financial results for the first quarter ended March 27, 2018 and the proposed Barteca Restaurant Group acquisition today at 7:30 AM Central Time. Hosting the conference call will be Norman Abdallah, Chief Executive Officer and Neil Thomson, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (323) 794-2551. A replay will be available afterwards and can be accessed by dialing (412) 317-6671; the passcode is 8239374. The replay will be available until May 14, 2018.

There will be an accompanying presentation related to the Barteca Restaurant Group acquisition that will be used in conjunction with this morning’s conference call. The presentation can be found at our corporate website at www.DFRG.com under the Investor Relations section “Events & Presentations”.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the Investor Relations section “Events & Presentations”. An archive of the webcast and the investor presentation on the acquisition will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Irving, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 53 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steakhouse, Del Frisco's Grille, and Sullivan's Steakhouse. Del Frisco's Double Eagle Steakhouse serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.DelFriscosGrille.com, and www.SullivansSteakhouse.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this communication are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. All statements other than statements of historical facts contained in this communication, including references to assumptions or statements regarding our outlook for 2018, the expected benefits of our proposed acquisition of Barteca (the “Barteca Acquisition”), the synergies we anticipate will result from the proposed Barteca Acquisition, the future results of our operations and financial position, are forward-looking statements. The forward-looking statements in this communication are based on information available to us as of the date any such statements are made, and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: (i) the ability of the parties to successfully complete the proposed Barteca Acquisition on the current terms and anticipated timing, including as a result of obtaining required regulatory and other approvals and the satisfaction of other conditions to the completion of the proposed Barteca Acquisition; (ii) access to debt financing for the proposed Barteca Acquisition on a timely basis and on reasonable terms as well as the impact of the combined companies’ debt levels on the ability to operate following the proposed Barteca Acquisition; (iii) risks relating to the integration of operations, products and employees into the combined company and the possibility that the anticipated synergies and other benefits of the proposed Barteca Acquisition will not be realized in whole or in part within expected timeframes, if at all; (iv) the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement relating to the proposed Barteca Acquisition; and (v) the impact of the proposed Barteca Acquisition on each company’s business pending consummation of the proposed Barteca Acquisition. Consummation of the proposed Barteca Acquisition is subject to a number of factors, many of which are beyond our control. Accordingly, no assurance can be given that the proposed Barteca Acquisition will be consummated within the time frame specified, or at all. Additional factors relating to our business that could cause actual results to differ materially from our forward-looking statements include (i) our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees, (ii) our ability to achieve expected levels of comparable restaurant sales increases, (iii) the performance of new restaurants and their impact on existing restaurant sales, (iv) increases in the cost of food ingredients and other key supplies, (v) the risk of food-borne illnesses and other health concerns about our food, (vi) the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities, (vii) risks relating to our expansion into new markets, (viii) the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages, (ix) our ability to effectuate our planned divestiture of Sullivan’s Steakhouse on our intended timeline, uncertainty regarding the terms of any such divestiture and our ability to generate a return on such divestiture consistent with our strategy and (x) the risks set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Statements of Income - Unaudited

	13 Weeks Ended(1)		12 Weeks Ended(1)
(Amounts in thousands, except per share data)	March 27, 2018		March 21, 2017
Revenues	$89,303	100.0%	$83,890	100.0%
Costs and expenses:
Costs of sales	26,154	29.3%	23,781	28.3%
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	44,215	49.5%	40,851	48.7%
Marketing and advertising costs	2,019	2.3%	1,300	1.5%
Pre-opening costs	1,146	1.3%	389	0.5%
General and administrative costs	8,332	9.3%	6,311	7.5%
Donations	42	—%	—	—%
Consulting project costs	232	0.3%	2,036	2.4%
Acquisition and disposition costs	657	0.7%	—	—%
Reorganization severance	113	0.1%	—	—%
Lease termination and closing costs	366	0.4%	(2)	—%
Impairment charges	84	0.1%	—	—%
Depreciation and amortization	5,182	5.8%	4,816	5.7%
Total costs and expenses	88,542	99.1%	79,482	94.7%
Operating income	761	0.9%	4,408	5.3%
Other income expense, net:
Interest expense	(303)	(0.3)%	(10)	—%
Other	1	—%	(2)	—%
Income before income taxes	459	0.5%	4,396	5.2%
Income tax expense	59	0.1%	1,086	1.3%
Net income	$400	0.4%	$3,310	3.9%

Net income per average common share:
Basic:	$0.02		$0.14
Diluted:	$0.02		$0.14
Weighted-average number of common shares outstanding:
Basic:	20,317		23,059
Diluted:	20,603		23,277

1.
Beginning in fiscal 2018, we changed to a fiscal quarter calendar where each quarter contains 13 weeks, other than in a 53-week year where the last quarter of the year will contain 14 weeks. Previously, the first three quarters of our fiscal year consisted of 12 weeks each and the fourth quarter consisted of 16 weeks or 17 weeks in a 53-week year. The fiscal quarter ended March 27, 2018 contained 13 weeks and quarter ended March 21, 2017 contained 12 weeks. See Note 1, Business and Basis of Presentation in the notes to our consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended March 27, 2018.

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Condensed Consolidated Balance Sheet Data - Unaudited

(Amounts in thousands)	March 27, 2018	December 26, 2017
Cash and cash equivalents	$2,979	$4,594
Total assets	333,354	326,787
Long-term debt	29,709	24,477
Total stockholders' equity	190,764	189,087

Segment Information - Unaudited

	13 Weeks Ended March 27, 2018
(Amounts in thousands)	Double Eagle		Grille		Sullivan's
Revenues	$43,954	100.0%	$29,392	100.0%	$15,957	100.0%
Costs and expenses:
Cost of sales	13,168	30.0%	8,049	27.4%	4,937	30.9%
Restaurant operating expenses:
Labor	10,367	23.6%	9,813	33.4%	4,493	28.2%
Operating expenses	4,870	11.1%	4,171	14.2%	2,389	15.0%
Occupancy	3,608	8.2%	3,392	11.5%	1,112	7.0%
Restaurant operating expenses	18,845	42.9%	17,376	59.1%	7,994	50.1%
Marketing and advertising costs	895	2.0%	635	2.2%	489	3.1%
Restaurant-level EBITDA	11,046	25.1%	3,332	11.3%	2,537	15.9%
Restaurant operating weeks	169		314		197
Average weekly volume	$260.1		$93.6		$81.0

	12 Weeks Ended March 21, 2017(1)
(Amounts in thousands)	Double Eagle		Grille		Sullivan's
Revenues	$39,760	100.0%	$26,348	100.0%	$17,782	100.0%
Costs and expenses:
Cost of sales	11,770	29.6%	6,757	25.6%	5,254	29.5%
Restaurant operating expenses:
Labor	9,688	24.4%	9,005	34.2%	5,405	30.4%
Operating expenses	4,136	10.4%	3,579	13.6%	2,545	14.3%
Occupancy	2,872	7.2%	2,856	10.8%	765	4.3%
Restaurant operating expenses	16,696	42.0%	15,440	58.6%	8,715	49.0%
Marketing and advertising costs	596	1.5%	389	1.5%	315	1.8%
Restaurant-level EBITDA	10,698	26.9%	3,762	14.3%	3,498	19.7%
Restaurant operating weeks	144		276		208
Average weekly volume	$276.1		$95.5		$85.5

(1)	See footnote 1 to the Condensed Consolidated Statement of Income above.

Non-GAAP Measures
We prepare our consolidated financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted net income, Adjusted EPS and Restaurant-level EBITDA. Adjusted net income represents GAAP net income plus the sum of GAAP income tax expense (benefit), lease termination and closing costs, consulting project costs, acquisition and disposition costs, reorganization severance, non-recurring legal expenses, donations, non-recurring corporate expenses, and impairment charges minus income tax expense related to the foregoing adjustments at an effective tax rate of 4% during 2018, and 29% during 2017. We believe that this non-GAAP operating measure represents a useful measure of performance internally and for investors as it excludes certain non-operating related expenditures. Restaurant-level EBITDA is calculated by adding back to operating income, depreciation and amortization, pre-opening costs, general and administrative costs, donations, consulting project costs, acquisition and disposition costs, reorganization severance and lease termination and closing costs. We believe that this operating measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner.  As a result, these measures as presented may not be directly comparable to similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of net income to adjusted net income and operating income to restaurant-level EBITDA.

Adjusted Net Income Reconciliation - Unaudited

	13 Weeks Ended	12 Weeks Ended
(Amounts in thousands, except per share data)	March 27, 2018	March 21, 2017
Adjusted Net Income:
GAAP Net Income	$400	$3,310
GAAP Income Tax Expense	59	1,086
Lease termination and closing costs	366	—
Consulting project costs	232	2,036
Acquisition and disposition costs	657	—
Reorganization severance	113	—
Non-recurring legal expenses	159	—
Donations	42	—
Non-recurring corporate expenses	8	—
Impairment charges	84	—
Adjusted Pre-tax Income	2,120	6,432
Income tax expense	85	1,865
Adjusted Net Income	$2,035	$4,567
Adjusted net income per basic share	$0.10	$0.20
Adjusted Net Income per diluted share	$0.10	$0.20
Restaurant-Level EBITDA Reconciliation - Unaudited

	13 Weeks Ended	12 Weeks Ended
(Amounts in thousands)	March 27, 2018	March 21, 2017
Operating income	$761	$4,408
Add:
Pre-opening costs	1,146	389
General and administrative costs	8,332	6,311
Donations	42	—
Consulting project costs	232	2,036
Acquisition and disposition costs	657	—
Reorganization severance	113	—
Lease termination and closing costs	366	(2)
Depreciation and amortization	5,182	4,816
Non-cash impairment charges	84	—
Restaurant-level EBITDA	$16,915	$17,958

Recast 2017 Financial Information
Beginning in fiscal 2018, we changed to a fiscal quarter calendar where each quarter contains 13 weeks, other than in a 53-week year where the last quarter of the year will contain 14 weeks. Previously, the first three quarters of our fiscal year consisted of 12 weeks each and the fourth quarter consisted of 16 weeks or 17 weeks in a 53-week year. The overall fiscal year remains the same with a 52- or 53-week year ending on the last Tuesday in December. We have not restated and do not plan to restate historical quarterly financial statements prepared in accordance with GAAP. See Note 1, Business and Basis of Presentation, in our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2018 (“First Quarter 10-Q”) for additional information regarding the change in our fiscal quarters.
Due to the difference in the reporting period between the first quarter of 2018, which was 13 weeks, and the first quarter of 2017, which was 12 weeks, our 2018 results of operations as presented in accordance with GAAP are not comparable to the prior year. Therefore, we are presenting recast quarterly financial results for the fiscal 2017 period because management uses this information in evaluating performance and believes it provides investors with additional information to consider along with our results prepared in accordance with GAAP and the discussion thereof included in the First Quarter 10-Q. However, the presentation of this recast financial information does not comply with GAAP and should not be considered independent of our unaudited combined financial statements and the related notes included in the First Quarter 10-Q.

The consolidated and segment revenues reflected in the recast 2017 financial information are derived from our historical books and records and no adjustments were made thereto other than to account for the additional operating week. The amount of certain recurring expense items on a consolidated basis and at the segment level, including costs of sales, restaurant operating expenses and the other items identified as such below, were calculated based on a presumed proportionate increase over the reported 2017 amount reflecting the additional week in recast 2017 consolidated or segment revenues, as applicable, over reported 2017 consolidated or segment revenues, as applicable, because such items are typically a function of and move in correlation to revenues during a given period. No changes were made to the reported 2017 results for certain other expense items such as consulting project costs and the other items identified as such below because they are generally not recurring, but incurred at distinct moments within a period as a result of their more unique nature.
Adjusted net income, adjusted EPS and restaurant-level EBITDA are non-GAAP measures. See the discussion above under Non-GAAP Information regarding how we define these measures and why we believe they are useful for investors.
Statements of Income Information - Unaudited

	13 Weeks Ended		13 Weeks Ended (recast)
(Amounts in thousands, except per share data)	March 27, 2018		March 28, 2017
Revenues	$89,303	100.0%	$90,465		100.0%
Costs and expenses:
Costs of sales	26,154	29.3%	25,645	(1)	28.3%
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	44,215	49.5%	44,053	(1)	48.7%
Marketing and advertising costs	2,019	2.3%	1,402	(1)	1.5%
Pre-opening costs	1,146	1.3%	419	(1)	0.5%
General and administrative costs	8,332	9.3%	6,806	(1)	7.5%
Donations	42	—%	—		—%
Consulting project costs	232	0.3%	2,036	(2)	2.3%
Acquisition and disposition costs	657	0.7%	—		—%
Reorganization severance	113	0.1%	—		—%
Lease termination and closing costs	366	0.4%	(2)	(2)	—%
Impairment charges	84	0.1%	—		—%
Depreciation and amortization	5,182	5.8%	5,193	(1)	5.7%
Total costs and expenses	88,542	99.1%	85,552		94.6%
Operating loss income	761	0.9%	4,913		5.4%
Other income expense, net:
Interest expense	(303)	(0.3)%	(10)	(2)	—%
Other	1	—%	(2)	(2)	—%
Income before income taxes	459	0.5%	4,901		5.4%
Income tax expense	59	0.1%	1,211	(3)	1.3%
Net income	$400	0.4%	$3,690		4.1%

Net loss income per average common share:
Basic:	$0.02		$0.16
Weighted-average number of common shares outstanding:
Basic:	20,317		22,962

(1)
Recast 2017 amount reflects a presumed proportionate increase over the reported 2017 amount reflecting the additional week in recast 2017 revenues over reported 2017 revenues, which was determined based on the revenues recorded in the company’s historical books and records for the additional operating week included in the recast 2017 period.

(2)	Recast 2017 amount equals the reported 2017 amount.

(3)	Based on the same tax rate used for the reported 2017 results.

Segment Information - Unaudited

	13 Weeks Ended March 27, 2018
(Amounts in thousands)	Double Eagle		Grille		Sullivan's
Revenues	$43,954	100.0%	$29,392	100.0%	$15,957	100.0%
Costs and expenses:
Cost of sales	13,168	30.0%	8,049	27.4%	4,937	30.9%
Restaurant operating expenses:
Labor	10,367	23.6%	9,813	33.4%	4,493	28.2%
Operating expenses	4,870	11.1%	4,171	14.2%	2,389	15.0%
Occupancy	3,608	8.2%	3,392	11.5%	1,112	7.0%
Restaurant operating expenses	18,845	42.9%	17,376	59.1%	7,994	50.1%
Marketing and advertising costs	895	2.0%	635	2.2%	489	3.1%
Restaurant-level EBITDA	11,046	25.1%	3,332	11.3%	2,537	15.9%
Restaurant operating weeks	169		314		197
Average weekly volume	$260.1		$93.6		$81.0

	13 Weeks Ended March 28, 2017 (recast)
(Amounts in thousands)	Double Eagle		Grille		Sullivan's
Revenues	$42,885	100.0%	$28,479	100.0%	$19,101	100.0%
Costs and expenses:
Cost of sales(1)	12,695	29.6%	7,303	25.6%	5,644	29.5%
Restaurant operating expenses:
Labor(1)	10,448	24.4%	9,732	34.2%	5,806	30.4%
Operating expenses(1)	4,460	10.4%	3,867	13.6%	2,734	14.3%
Occupancy(1)	3,097	7.2%	3,087	10.8%	822	4.3%
Restaurant operating expenses	18,005	42.0%	16,686	58.6%	9,362	49.0%
Marketing and advertising costs(1)	643	1.5%	420	1.5%	338	1.8%
Restaurant-level EBITDA	11,542	26.9%	4,070	14.3%	3,757	19.7%
Restaurant operating weeks	156		299		226
Average weekly volume	$274.9		$95.2		$84.5

(1)
Recast 2017 amount reflects a presumed proportionate increase over the reported 2017 amount reflecting the additional week in recast 2017 segment revenues over reported 2017 segment revenues, which was determined based on the segment revenues recorded in the company’s historical books and records for the additional operating week included in the recast 2017 period

Adjusted Net Income Reconciliation - Unaudited

	13 Weeks Ended	13 Weeks Ended (recast)
(Amounts in thousands, except per share data)	March 27, 2018	March 28, 2017
Adjusted Net Income:
Net Income	$400	$3,691
Income Tax Expense	59	1,211	(1)
Lease termination and closing costs	366	—
Consulting project costs	232	2,036	(2)
Acquisition and disposition costs	657	—
Reorganization severance	113	—
Non-recurring legal expenses	159	—
Donations	42	—
Non-recurring corporate expenses	8	—
Impairment charges	84	—
Adjusted Pre-tax Income	2,120	6,938
Income tax expense(3)	85	2,012
Adjusted Net Income	$2,035	$4,926
Adjusted net income per basic share	$0.10	$0.21
Restaurant-Level EBITDA Reconciliation - Unaudited

	13 Weeks Ended	13 Weeks Ended (recast)
(Amounts in thousands)	March 27, 2018	March 28, 2017
Operating income	$761	$4,913
Add:
Pre-opening costs	1,146	419	(4)
General and administrative costs	8,332	6,806	(4)
Donations	42	—
Consulting project costs	232	2,036	(2)
Acquisition and disposition costs	657	—
Reorganization severance	113	—
Lease termination and closing costs	366	(2)	(2)
Depreciation and amortization	5,182	5,193	(4)
Non-cash impairment charges	84	—
Restaurant-level EBITDA	$16,915	$19,365

(1)	Based on the same tax rate used for the reported 2017 results.

(2)	Recast 2017 amount equals the reported 2017 amount.

(3)	Income tax expense related to the adjustments at an effective tax rate of 4% for the 2018 period and 29% for the 2017 period.

(4)
Recast 2017 amount reflects a presumed proportionate increase over the reported 2017 amount reflecting the additional week in recast 2017 revenues over reported 2017 revenues, which was determined based on the revenues recorded in the company’s historical books and records for the additional operating week included in the recast 2017 period.